SOURCE: Advantage Marketing Systems, Inc.

CONTACT: Suzanne Smith
         (405) 419-4955

             Advantage Marketing Systems Provides Financial Guidance

Oklahoma City, OK, August 13, 2004 -- Advantage Marketing Systems, Inc., (Amex:
AMM - news), announced on the August 12, 2004 earnings call that the ephedra ban and resulting loss of over 20,000 orders per month in weight loss product sales has pushed profitability for AMS into 2005. The new customer acquisition program that began March 2004 has now resulted in over 20,000 signups on the Free Trial program, and is filling the gap of the cancelled business with return-on-investment benefits just beginning. AMS expects results from the Free Trial program to exceed the ephedra cancellations, and post positive customer acquisition gains and profits.

AMS has forecast increasing customer acquisition from 5,500, in July, not including new sales associates, to over 14,000 by December 2004 and over 30,000 by December 2005, based on the current trends and new marketing channels being opened in 2004-2005.

AMS announced that it expects fiscal 2004 revenues of $20 million and a loss up to $0.25 per share, versus a forecast $23.5 million with earnings of $0.10 to $0.30 per share. For 2005, AMS forecasts revenue of at least $40 million and expects to earn $0.40-$0.60 per share based on the current model. In addition, the Company projected an additional decrease in cash from operations of approximately $500,000 over the next two quarters and positive operational cash flow by the first quarter of 2005.

Based on current retention, the new free trial numbers show the 2,738 new customers from the first month of the sales campaign in March 2004, delivering a $33,000 net return after program costs by year-end 2005. With customer acquisition costs of $110,000 for the 2,738 customers, that delivers a 30% return. Broken down, based on current numbers and projections going forward, every 1,000 signups deliver a $12,000 return over a similar time period. Delivering month to month sales results, accompanied by customer retention programs, new product introductions, expanding sales associate recruiting and select telemarketing and infomercial marketing channels, the Company believes it is well positioned to grow sales and earnings in 2005.

About Advantage Marketing System, Inc.

Advantage Marketing Systems, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.